EXHIBIT 1

Koncept
Protokoll	I
vid regeringssammanträde
2003-01-23	N2003/337/SÄ
N2002/3707/SÄ (delvis)
Bemyndigande att underteckna anmälan

1 bilaga
Svenska staten innehar efter Telia AB:s förvärv av Sonera Oy en ägarandel uppgående till 46 procent i det sammanslagna bolaget TeliaSonera AB. TeliaSonera AB är sedan sammanslagningen den 9 december 2002 noterat på Nasdaq National Market i USA och bolagets aktier är registrerade enligt bestämmelserna i U.S. Securities Exchange Act of 1934 (Exchange Act). Eftersom svenska statens ägarandel överstiger 5 procent, skall en elektronisk anmälan göras i U.S. Securities and Exchange Commission (SEC) datasystem EDGAR senast 45 dagar efter utgången av det kalenderår då TeliaSonera AB registrerade bolagets aktier enligt bestämmelserna i Exchange Act. I samband med att den elektroniska anmälan görs, arkiverar svenska staten en skriftlig, undertecknad anmälan. Utkast till anmälan har tagits fram med den lydelse som framgår av bilagan.
Regeringen bemyndigar chefen för Näringsdepartementet eller den han sätter i sitt ställe att underteckna anmälan enligt ovan till SEC i huvudsak överensstämmande med förslaget samt eventuella tillägg och ändringar i anmälan.

Utdrag till
SB
Fi/BA

Linklaters’ office
translation of extract
from minutes from
meeting of the
Government
Minutes
from meeting of the Government
2003-01-23	N2002/XXXX/SÄ
N2001/3707/SÄ (partly)
Authorisation to sign notification

1 appendix
Following Telia AB’s acquisition of Sonera Oy, the Swedish State holds approximately 46 per cent of the shares in the combined company TeliaSonera AB. Since the combination of 9 December 2002, TeliaSonera AB is listed on the U.S. Nasdaq National Market and its shares are registered under the U.S. Securities Exchange Act of 1934 (Exchange Act). As the Swedish State’s beneficial interest in TeliaSonera AB exceeds 5 per cent, an electronic filing shall be made with the U.S. Securities and Exchange Commission (SEC) on its EDGAR system within 45 days after the end of the calendar year in which TeliaSonera AB registered its shares under the Exchange Act. In connection with the electronic filing, a manually signed filing is being retained by the Swedish State. A draft notification has been prepared in accordance with Appendix 1.
The Government authorise the Head of the Ministry of Industry, Employment and Communications or anyone he authorises to sign the above notification to the SEC, substantially in accordance with the draft notification, together with any supplements and amendments to the notification.

Draft notification to
SB
Fi/BA